UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2016

Lumos Networks  Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35180 (Commission File Number)	80-0697274 (IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Craig M. Drinkhall, Senior Vice President of Lumos Networks Corp. (the “Company”), is leaving the Company effective January 15, 2016 as part of a limited reduction in workforce, which consists of the elimination of fewer than 40 positions company-wide.  In connection with his departure, the Company and Mr. Drinkhall entered into a Severance Agreement dated as of January 11, 2016 (the “Severance Agreement”).  The agreement provides that Mr. Drinkhall will receive certain benefits upon his departure, including the following:  (i) severance payments in an amount equal to 50% of his base salary payable in at-least monthly installments for a period of seven months, beginning with a lump sum payment on the first payroll date occurring after the six months following his “Separation Date” (as defined in the Severance Agreement); (ii) non-compete payments in an amount equal to 50% of his base salary payable in at-least monthly installments for a period of seven months, beginning with a lump sum payment on the first payroll date occurring after the six months following his Separation Date; (iii) a lump sum incentive payment equal to 45% of his base salary to be paid no later than March 15, 2016; (iv) accelerated vesting of 14,060 shares of restricted stock that would have otherwise vested between the Separation Date and March 1, 2016; and (v) continued participation in certain of the Company’s employee welfare benefit plans for seven months. The Severance Agreement restricts Mr. Drinkhall from competing, directly or indirectly, with the Company or soliciting certain Company employees for a period of seven months.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Severance Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	Severance Agreement between Lumos Networks Corp. and Craig M. Drinkhall, dated January 11, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 15, 2016

LUMOS NETWORKS CORP.

By:	/s/ Johan G. Broekhuysen
Johan G. Broekhuysen Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Exhibit Index

Exhibit No.         Description

10.1                      Severance Agreement between Lumos Networks Corp. and Craig M. Drinkhall, dated January 11, 2016.